Exhibit 10.1

February 24, 2020
Mr. Robert Iger
Chief Executive Officer and Chairman
The Walt Disney Company
500 S. Buena Vista Avenue
Burbank, CA

Amendment to Amended and Restated Employment Agreement
Dated as of October 6, 2011 and as previously amended

This letter amends your Amended and Restated Employment Agreement, dated October 6, 2011, and as previously amended (as amended, the “Agreement”), to provide that, from and after February 24, 2020, you shall continue to serve as the Chairman of the Board and as a full-time officer and employee of the Company with the title of Executive Chairman. As Executive Chairman, you shall report directly and exclusively to the Board. The Chief Executive Officer of the Company shall report to you in your capacity as Executive Chairman and to the Board. As Executive Chairman, you will continue to direct the Company’s content creation and have such other authority, duties and responsibilities commensurate with your position and experience as the Board, after consultation with you, may assign to you from time to time.
Except as specified above, the Agreement shall otherwise continue in accordance with its terms and, in the event of any conflict between the terms contained herein and the Agreement, the terms contained herein shall govern. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement.
If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to me.

THE WALT DISNEY COMPANY

By:	/s/ ALAN N. BRAVERMAN
Alan N. Braverman
Senior Executive Vice President
General Counsel and Secretary

AGREED AND ACCEPTED
/s/ ROBERT A. IGER
Robert A. Iger

Dated: February 24, 2020